Press Release	Source: Petrol Oil & Gas Inc.

Petrol Oil & Gas Acquires Producing Kansas Oilfield

Thursday August 26, 10:09 am ET

Producing Property to Generate Immediate Cash Flow

LAS VEGAS--(BUSINESS WIRE)--Aug. 26, 2004--Petrol Oil & Gas Inc. (OTCBB: POIG - News), an oil and gas exploration and production company, announced today that it has acquired a 640 acre oil field currently producing about 10,000 barrels of oil per year from RWJ Oil LC. This newest oil field acquisition provides the company with both a new revenue stream and additional drillable locations, which will become part of Petrol's aggressive drilling program planned over the next year.

This producing oil field located in Franklin County, Kansas, is close to Petrol's coal bed methane gas (CBM) fields, and is part of the company's ongoing commercialization of oil and gas reserves in eastern Kansas and western Missouri. Petrol will be the operator of this producing oil field and retain a 20% net revenue interest from its production.

The acquisition of the RWJ property provides ongoing production from as many as 78 shallow oil wells on a 640 acre tract which lies directly between Petrol's 92,000 acre "Coal Creek" project in Coffey County, Kansas, and the company's recently acquired 20,000 acre CBM project in Cass County, Missouri.

Petrol has completed its initial lease acquisition and exploration phase of its business plan and is now becoming a revenue generating production company.

Petrol recently signed a long-term sales contract with Big Creek Gas Field Services LLC, for the sale of the company's CBM gas from portions of its Coal Creek Project. At present, Big Creek is finalizing the county road crossing permitting process in order to hook up the first of Petrol's CBM wells.

Company Overview

Petrol is planning an aggressive drilling program in 2004-2005 once its current round of fundraising is completed. Its large 165,000 acre leasehold overlying the Cherokee group and other coal seams in southeastern Kansas and southwestern Missouri could support up to 1,700 producing gas wells. The flat terrain of eastern Kansas offers ease of access for rigs and other development activities. In addition, the shallow depths associated with the multiple coal seams being targeted means low drilling and production costs can provide the company with a competitive advantage.

Coal bed methane production in Kansas has been growing rapidly, to over 7 billion cubic feet, worth about $40 million, in 2003. This represents a 75% increase from the 2002 production of about 4 billion cubic feet, according to the Kansas Geological Society. (More info: www.kansasenergy.org/sercc.htm).

Peggy Williams of Oil and Gas Investor suggested the Cherokee Basin in Kansas is one of five basins that are "poised to deliver the next wave of growth" in CBM.

Technical, corporate and investor-related information can be found at http://www.petroloilandgas.com.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the acquisition of oil producing properties, maintaining mineral lease rights, continued oil production, plans to drill additional oil or gas wells, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of oil at historical rates, costs of operations, delays, and any other difficulties related to producing these minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Petrol Oil and Gas Inc. is quoted on the OTC Bulletin Board as "POIG."

Copyright (C) 2004 Petrol Oil and Gas Inc. All Rights Reserved.

  For Investor Information Contact:

  Petrol Oil & Gas Inc.

  http://www.petroloilandgas.com/

  3161 E. Warm Springs Rd. Ste #300

  Las Vegas, NV 89120

  702-454-7318

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Source: Petrol Oil & Gas Inc.